CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Gilbert Associates, Inc. on this Form S-8 of our report dated February 3, 1995, (which includes an explanatory paragraph regarding the Company's change in method of accounting for income taxes and post retirement benefits other than pensions in 1993), on our audits of the consolidated financial statements and financial statement schedules of Gilbert Associates, Inc. as of December 29, 1995 and December 30, 1994 and for the three years in the period ended December 29, 1995, which report is included in the 1995 Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, PA
August 2, 1996